Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2020

MELVILLE, N.Y., August 11, 2020 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and six-month periods ended June 30, 2020. The Company is reporting net revenue of $11,520,000 and $24,870,000 for the three and six-month periods ended June 30, 2020, compared to $14,798,000 and $29,120,000 for the same periods in 2019. The Company stated that there were several factors that negatively impacted its fiscal second quarter 2020 results, key among them were the global COVID-19 pandemic, greatly depressed oil and gas markets and a down-turn in its aerospace sector. As such, for the three and six-month periods ended June 30, 2020, the Company is reporting net losses before income taxes of $3,195,000 and $4,458,000, respectively, compared to net income before income taxes of $7,804,000 and $7,753,000, respectively, for the same periods a year ago. The Company noted it recorded a gain on the sale of real property of approximately $7,800,000 during the second quarter of 2019. The Company is reporting net loss after-taxes of $2,381,000 and $3,139,000, respectively, for the three and six-month periods ended June 30, 2020, compared to net income after taxes of $5,688,000 and $5,662,000, respectively for the same periods in 2019.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “It is clear that the COVID-19 pandemic has adversely impacted the global economy, which in turn has caused weakness at P&F. Specifically, our revenue this quarter was down 22% compared to the same period in 2019, which was principally driven by the COVID-19 impact as well as the down-turn in global oil and gas prices and weakness in the aerospace sector, which for us includes The Boeing Company’s halting of production of its 737 MAX aircraft, as well as restricted commercial air travel. These factors resulted in poor manufacturing absorption at our manufacturing facilities which, in turn, severely affected our overall gross margin. To partially offset some of the negative results caused by COVID-19 and the other factors, we reduced our selling, general and administrative expenses $840,000 or 15.4% this quarter compared to the second quarter of 2019. Lastly, primarily driven by the impact of the global pandemic, we recorded non-cash impairment charges aggregating $1,612,000 during the quarter.”

Mr. Horowitz, continued, “On a more positive note, we are currently beginning to see modest signs of improvement. Our Retail and Automotive orders have begun to rebound and have increased slightly from our historic lows reached during the height of the pandemic. Further, with respect to our recently acquired gear businesses, monthly order volume is also approaching pre-pandemic levels. This is in spite of almost no ability to visit customers. As a result, we are very optimistic that there are many additional opportunities for growth, once customer visits are again permitted. Lastly, we are also very optimistic about the opportunities relating to a number of military and commercial aerospace projects that have been under development throughout the pandemic. Tool samples for these projects are ready for testing at potential customers in the US and Europe. We expect these evaluations to begin once potential customers are more fully staffed, which we hope will be sometime this year.”

Mr. Horowitz concluded his remarks with, “While the COVID-19 global pandemic remains, and our results from operations will be challenged, we plan to continue to balance serving the needs of our customers with the need to ensure the health and safety of our employees. We are confident that when this pandemic subsides, we will be well positioned to take advantage of the economic recovery. We remain focused on being a key provider and developer of power hand tools and accessories. Product development continues across the Company’s businesses. In addition, we expect to further expand our Engineered Solutions business and the new gears business, now known as Power Transmission Group, (PTG), through the pursuit of new applications, customers, and markets, both in the United States and Europe. Despite the recent losses, we believe we continue to have access to ample capital under our credit facility as we ride out the downturn. Further, as part of the business incentives offered in the Coronavirus Aid, Relief, and Economic Security Act, on April 20, 2020, we received a $2.9 million Payroll Protection Program (“PPP”) loan from the United States Small Business Administration, which we were able to use to help fund our payroll and other permitted business expenses. Finally, I wish to thank and recognize the incredible work our employees have done to navigate through these unprecedented times.”

The Company will be reporting the following:

OVERVIEW

Key factors or events impacting our second quarter 2020 results of operations were:

☐	Ongoing negative effects of COVID-19 on revenue and income;

☐	Impairment of Goodwill and other intangible assets;

☐	Production halt by Boeing of its 737 MAX and significant reduction in activity at many commercial and military manufacturing facilities;

☐	Weakness in oil and gas exploration.

TRENDS AND UNCERTAINTIES

COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization designated the recent novel coronavirus or COVID-19, as a global pandemic. COVID-19 was first detected in Wuhan City, Hubei Province, China and continued to spread, significantly impacting various markets around the world, including the United States. Various policies and initiatives have been implemented to reduce the global transmission of COVID-19.

The impact of the COVID-19 virus on the global economy, particularly within the U.S., has had a material impact on our results during the first six months of 2020. In March 2020, nearly all of the United States, United Kingdom and much of Europe, had ordered non-essential businesses to stop physical operations and ordered its residents to remain home or “shelter-in-place”, in order to attempt to control the impact of this pandemic. While we are currently able to continue operations at all of our locations, the COVID-19 pandemic has, for the first six months of 2020, significantly impacted orders and revenue. Further, we believe this pandemic could continue to negatively affect our businesses in the future. However, our manufacturing facilities are currently open. Staffing levels remain reduced at all of our locations across the country and in the United Kingdom as we continue to monitor the latest COVID-19 related public health and government guidance. As a result, at some of our locations, many of our office-based employees continue to work remotely where possible. We are closely monitoring the situation and taking actions to protect the safety of our employees and communities. For example, among other things, throughout the organization we have restricted international and domestic travel, taken a variety of steps to ensure social distancing in our facilities, including working remotely where available, and have increased our cleaning and sanitizing procedures in our facilities.

BOEING/AEROSPACE

The current halt in production of Boeing’s 737 MAX and a dramatic reduction in staffing levels across all of its facilities due to the COVID pandemic has reduced production activity dramatically at Boeing. In addition, production of military and commercial aircraft has also slowed as well due to COVID concerns. As long as the 737 MAX is grounded, it will likely continue to have an adverse effect on our revenue. However, as all other commercial and military production lines throughout the United States come back online, an increase in our revenue should follow.

TARIFFS

Based on arrangements with our overseas suppliers and The Home Depot (“THD”), which is our largest customer that is currently affected by the tariffs imposed since July 2018, we have been able to avoid much of the impact of such tariffs. However, there is no guarantee that we will be able to avoid some or all of any new, or additional tariffs. Should we be unable to avoid such additional costs, our gross margin on these products likely would be severely impacted. This could cause us to terminate or alter certain customer/supplier relationships.

TECHNOLOGIES

We believe that over time, several newer technologies and features may have a greater impact on the market for our traditional pneumatic tool offerings than currently exists. The impact of this evolution has been felt initially by the advent of advanced cordless, or battery-powered hand tools, particularly in the automotive aftermarket or in the retail sector. We continue to perform a cost-benefit analysis of developing or incorporating more advanced technologies in our tool platforms.

REVENUE

During the second quarter of 2020, nearly all of our product lines were adversely affected by the global COVID-19 pandemic. Business closures and travel restrictions in the United States and Europe resulted in greatly reduced orders and revenues for the three and six-month periods ended June 30, 2020.

The tables below provide an analysis of our net revenue for the three and six-month periods ended June 30, 2020 and 2019:

Consolidated

	Three months ended June 30,
			Decrease
	2020	2019	$	%
Florida Pneumatic	$8,640,000	$10,786,000	$(2,146,000)	(19.9)%
Hy-Tech	2,880,000	4,012,000	(1,132,000)	(28.2)
Consolidated	$11,520,000	$14,798,000	$(3,278,000)	(22.2)%

	Six months ended June 30,
			Decrease
	2020	2019	$	%
Florida Pneumatic	$18,670,000	$21,226,000	$(2,556,000)	(12.0)%
Hy-Tech	6,200,000	7,894,000	(1,694,000)	(21.5)
Consolidated	$24,870,000	$29,120,000	$(4,250,000)	(14.6)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2020		2019		Decrease
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail	$2,860,000	33.1%	$3,427,000	31.8%	$(567,000)	(16.5)%
Automotive	2,928,000	33.9	3,759,000	34.8	(831,000)	(22.1)
Industrial	817,000	9.4	1,223,000	11.3	(406,000)	(33.2)
Aerospace	1,934,000	22.4	2,231,000	20.7	(297,000)	(13.3)
Other	101,000	1.2	146,000	1.4	(45,000)	(30.8)
Total	$8,640,000	100.0%	$10,786,000	100.0%	$(2,146,000)	(19.9)%

Stated as a percentage, Industrial incurred the largest decline this quarter compared to the same period a year ago, declining 33.2%, which was driven by several factors, including the COVID-19 pandemic, the on-going sluggishness in the oil and gas sector and a reduction in orders from a large customer this quarter, compared to second quarter 2019. In addition to the adverse impact caused by the pandemic, Automotive revenue declined this quarter, compared to the same three-month period in 2019, due primarily to two factors; (a) a decline in our United Kingdom (“UK”) operations of $508,000, driven by the pandemic, and (b) the loss of a large domestic distributer/customer. The decline in Retail revenue we believe was due to reduced in-store traffic at The Home Depot, again due to COVID-19. The primary cause for the decline in the second quarter Aerospace revenue, compared to the same period in 2019, is the reduction in production by Boeing of certain civilian aircraft.

	Six months ended June 30,
	2020		2019		Decrease
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail	$5,851,000	31.3%	$6,139,000	28.9%	$(288,000)	(4.7)%
Automotive	6,160,000	33.0	7,624,000	35.9	(1,464,000)	(19.2)
Industrial	1,879,000	10.1	2,547,000	12.0	(668,000)	(26.2)
Aerospace	4,533,000	24.3	4,591,000	21.6	(58,000)	(1.3)
Other	247,000	1.3	325,000	1.6	(78,000)	(24.0)
Total	$18,670,000	100.0%	$21,226,000	100.0%	$(2,556,000)	(12.0)%

The decline in Florida Pneumatic’s fiscal 2020 year-to-date revenue of 12%, compared to the same period in 2019, is due to similar factors that drove Florida Pneumatic’s second quarter’s results. The global pandemic was the key factor for the decline in our six-month revenue. Of note, our UK Automotive revenue declined $668,000 or approximately 46% of the change, the balance occurring domestically, driven by the loss of the large distributor/customer. The major decline in the drilling rigs and the production of oil and gas and sluggish orders from ancillary businesses to the aerospace industry, have significantly impacted our Industrial revenue. After an increase in Retail revenue during the first quarter of 2020, the pandemic adversely affected revenue during the second quarter. Orders from Boeing, a major Jiffy customer began to slow in late first quarter and has continued to date. The issues at Boeing relating to the 737 MAX and other civilian aircraft, we believe are the cause for decline. Further, we believe that when production of the 737 MAX resumes orders levels should improve.

Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, and ATSCO which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products manufactured for other companies under their brands are included in the OEM category in the table below. Power Transition Group (“PTG”) revenue is comprised of products manufactured and sold by the gear businesses that were acquired in October 2019, products sold through Hy-Tech’s legacy gear manufacturing division and products sold to a certain customer whose revenue was included in OEM in 2019. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended June 30,
	2020		2019		(Decrease) increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$569,000	19.8%	$1,912,000	47.7%	$(1,343,000)	(70.2)%
OEM	1,202,000	41.7	1,622,000	40.4	(420,000)	(25.9)
PTG	1,021,000	35.5	242,000	6.0	779,000	321.9
Other	88,000	3.0	236,000	5.9	(148,000)	(62.7)
Total	$2,880,000	100.0%	$4,012,000	100.0%	$(1,132,000)	(28.2)%

In addition to the negative impact on all lines of business at P&F caused by COVID-19, the recent collapse of the oil and gas sector in the United States has severely affected our ATP revenue of tools, parts, sockets and accessories this quarter. According to Baker Hughes Inc. the number of operating drilling rigs were 265 at June 28, 2020, compared to 967 at June 28, 2019. At July 24, 2020 the rig count decreased to 251. Until such time when the market price of oil attains levels where it is profitable for oil and gas producing companies to substantially resume operations, the market will remain suppressed. The growth in PTG revenue was driven by the gear businesses acquired in fourth quarter of 2019.

	Six months ended June 30,
	2020		2019		(Decrease) increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$1,629,000	26.3%	$3,898,000	49.4%	$(2,269,000)	(58.2)%
OEM	2,641,000	42.6	2,959,000	37.5	(318,000)	(10.7)
PTG	1,757,000	28.3	597,000	7.6	1,160,000	194.3
Other	173,000	2.8	440,000	5.5	(267,000)	(60.7)
Total	$6,200,000	100.0%	$7,894,000	100.0%	$(1,694,000)	(21.5)%

The decline in Hy-Tech’s total net revenue for the six-month period ended June 30, 2020, compared to the same period in 2019, was the result of the global pandemic, the severe downturn of the oil and gas market, and certain key customers currently in over-stock positions that are hesitant to expand their inventory levels. Additionally, during the first quarter of 2020, as the market for our ATP lines began to encounter the effects of the decline in demand in the oil and gas exploration sector, we made a decision to focus a greater portion of our marketing and product development efforts to our Engineered Solutions products offering. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. Further, the transition and relocation from Illinois to our facilities in Pennsylvania of the gears businesses acquired in late October 2019 continued through April 2020, resulting in lower than projected PTG revenue and profits during the first third of this year. The process of relocation of equipment and the set-up of general operations was completed during the second quarter. As such, we believe that as travel and other restriction are removed, PTG revenue should improve.

GROSS MARGIN/PROFIT

	Three months ended June 30,		Decrease
	2020	2019	Amount		%
Florida Pneumatic	$3,208,000	$4,185,000	$(977,000)		(23.3)%
As percent of respective revenue	37.1%	38.8%	(1.7)%	pts
Hy-Tech	$(160,000)	$1,323,000	$(1,483,000)		(112.1)
As percent of respective revenue	(5.6)%	33.0%	(38.6)%	pts
Total	$3,048,000	$5,508,000	$(2,460,000)		(44.7)%
As percent of respective revenue	26.5%	37.2%	(10.7)%	pts

Factors contributing to the 1.7 percentage point decline in Florida Pneumatic’s gross margin this quarter, compared to the same three-month period ended June 30, 2019, was due mostly to weak manufacturing overhead absorption at Jiffy during the second quarter of 2020. The decline in Jiffy revenue, as discussed above effectively caused a reduction in production, which in turn has caused manufacturing absorption to decline. Florida Pneumatic’s gross margin also declined due to overall product mix, as the decline in the higher gross margin lines of Aerospace and Industrial drove gross margin lower this quarter, compared to the same period a year ago. Lastly, its operations in the United Kingdom encountered lower gross margin this quarter, due primarily to mix.

During the second quarter of 2020 Hy-Tech had negative gross margin. Factors that caused the decline include:

•	Weak absorption of manufacturing overhead
o	weak manufacturing overhead absorption, due in part to labor hours being utilized in connection with the relocation of the gear businesses, and
o	lower than planned manufacturing caused primarily by the COVID-19 global pandemic;
•	general mix of products sold during the quarter;
•	physical inventory adjustment;
•	an increase in charges relating to obsolete, slow moving inventory (“OSMI”).

	Six months ended June 30,		Decrease
	2020	2019	Amount		%
Florida Pneumatic	$6,984,000	$8,192,000	$(1,208,000)		(14.7)%
As percent of respective revenue	37.4%	38.6%	(1.2)%	pts
Hy-Tech	$547,000	$2,597,000	$(2,050,000)		(78.9)
As percent of respective revenue	8.8%	32.9%	(24.1)%	pts
Total	$7,531,000	$10,789,000	$(3,258,000)		(30.2)%
As percent of respective revenue	30.3%	37.1%	(6.8)%	pts

Our gross margin for the six-month period ended June 30, 2020 was 6.8 percentage points below the same period a year ago. In addition to the factors discussed above, during the first six-months of fiscal 2020 our consolidated gross margin was impacted by lower than expected gross margin on the sale of PTG products due primarily to start-up issues in the new facility, increases in costs incurred from outside vendors for certain manufacturing processes and increased duty charged on certain imported parts.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2020, our SG&A declined $840,000, to $4,620,000, from $5,460,000 for the same three-month period in 2019. The most significant factor driving the decrease in our SG&A was a reduction in variable expenses of $489,000. Variable expenses include among other things, commissions, freight out, travel, advertising, shipping supplies and warranty costs. Additionally, there was a reduction of approximately $444,000 of compensation expenses, which is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. Partially offsetting the above-mentioned declines in SG&A were increases in professional fees of $72,000 and corporate expenses of $58,000.

SG&A for the six-month period ended June 30, 2020 declined $412,000 to $10,310,000 from $10,722,000. Significant items driving this net decrease were a reduction of $423,000 in compensation expenses and variable expenses declined $607,000. The above being partially offset by an increase in professional fees of $532,000 which consisted primarily of costs incurred with the relocation, transition and temporary labor and recruiting costs incurred in connection with the acquisition of the gear businesses in late October 2019. Additionally, rent, and bad debt expenses increased $28,000 and $33,000, respectively.

GOODWILL AND INTANGIBLE ASSETS IMPARMENT

We recorded goodwill and intangible asset impairment charges totaling $1,612,000, with $284,000 related to goodwill and $1,328,000 related to customer relationships, patents and tradename.

OTHER INCOME

Other income for the current quarter and year to date consists of a grant received at our United Kingdom operation from Her Majesty’s Government, which is not required to be repaid.

INTEREST

	Three months ended June 30,		Increase (decrease)
	2020	2019	Amount	%
Interest expense attributable to:
Short-term borrowings	$31,000	$63,000	$(32,000)	(50.8)%
PPP loan	6,000	---	6,000	NA
Term loans	---	4,000	(4,000)	(100.0)
Amortization expense of debt issue costs	4,000	1,000	3,000	300.0

Total	$41,000	$68,000	$(27,000)	(39.7)%

	Six months ended June 30,		Increase (decrease)
	2020	2019	Amount	%
Interest expense attributable to:
Short-term borrowings	$83,000	$105,000	$(22,000)	(21.0)%
PPP loan	6,000	---	6,000	NA
Term loans	---	9,000	(9,000)	(100.0)
Amortization expense of debt issue costs	8,000	17,000	(9,000)	(52.9)

Total	$97,000	$131,000	$(34,000)	(26.0)%

The Applicable Margin, as defined in our Credit Agreement was the same during the three-month periods ended June 30, 2020 and 2019. While our average monthly borrowings were slightly higher during the three-month period ended June 30, 2020, compared to the same three-month period in 2019, that average interest rate on borrowed funds decreased approximately 1.6%, resulting in the decrease in short-term interest expense.

In late April 2020, we borrowed approximately $2.9 million from BNB bank as provided under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The PPP Loan, accrues interest at a rate of 1.0% per annum. Pursuant to the Flexibility Act, interest on any unforgiven amount is deferred until the forgiveness determination is made by the SBA.

During the three and six-month periods ended June 30, 2019, a term loan existed. This term loan was fully paid off in June 2019. Lastly, Debt issue costs incurred in connection with recent bank amendments are being amortized through February 2024, were lower than the costs associated with the previous amendments.

The average balance of short-term borrowings during the three and six-month periods ended June 30, 2020 and 2019 were $5,347,000 and $5,812,000, and $6,083,000 and $5,085,000, respectively.

INCOME TAXES

On March 27, 2020 the CARES Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitation and technical corrections to tax depreciation methods for qualified improvement property.

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, our effective tax rate for the three and six-month periods ended June 30, 2020 were a tax benefit of 25.5% and 29.6%, compared to tax expense of 27.1% and 27.0% for the three and six-month period ended June 30, 2019. Included in the three-month period ended June 30, 2020 is also consideration for net operating loss carrybacks under the CARES Act. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	June 30, 2020	December 31, 2019
Working Capital	$21,756,000	$22,115,000
Current Ratio	3.21 to 1	2.85 to 1
Shareholders’ Equity	$43,130,000	$46,506,000

Credit facility

Our Credit Facility is discussed in our Form 10-Q for the three-month period ended June 30, 2020, which will be issued on or about August 14, 2020.

Payroll Protection Program Loan

On April 20, 2020, we received a $2.9 million PPP Loan, as provided pursuant to the CARES Act. This loan obtained from BNB Bank is unsecured and is guaranteed by the SBA.

Cash flows

During the six-month period ended June 30, 2020; our net cash decreased to $368,000 from $380,000 at December 31, 2019. Our total Bank debt at June 30, 2020 was $5,503,000 compared to $5,648,000 at December 31, 2019, The total debt to total book capitalization (total debt divided by total debt plus equity); at June 30, 2020 was 11.3% compared to 10.8% at December 31, 2019.

At June 30, 2020, our short-term or Revolver borrowing was $2,573,000 compared to $5,648,000, at December 31, 2019. Additionally, at June 30, 2020 and December 31, 2019, there was approximately $12,249,000 and $9,200,000, respectively, available to the Company under its Revolver arrangement.

During the six-month period ended June 30, 2020, we used $915,000 for capital expenditures, compared to $920,000 during the same period in the prior year. Capital expenditures for the balance of 2020 are expected to be approximately $200,000, some of which may be financed through our credit facilities with Capital One Bank or financed through independent third-party financial institutions. The remaining 2020 capital expenditures will likely be for machinery and equipment, tooling, and computer hardware and software.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for August 11, 2020, at 11:00 A.M., Eastern Time, to discuss its second quarter of 2020’s results and financial condition. Investors and other interested parties who wish to listen to or participate can call 1-866-548-2699. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about August 12, 2020.

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2020 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

☐	Risks related to the global outbreak of COVID-19 and other public health crises;
☐	Exposure to fluctuations in energy prices;
☐	Debt and debt service requirements;
☐	Borrowing and compliance with covenants under our credit facility;
☐	Disruption in the global capital and credit markets;
☐	The strength of the retail economy in the United States and abroad;
☐	Risks associated with sourcing from overseas;
☐	Importation delays;
☐	Risks associated with Brexit;
☐	Customer concentration;
☐	Adverse changes in currency exchange rates;
☐	Impairment of long-lived assets and goodwill;
☐	Unforeseen inventory adjustments or changes in purchasing patterns;
☐	Market acceptance of products;
☐	Competition;
☐	Price reductions;
☐	Interest rates;
☐	Litigation and insurance;
☐	Retention of key personnel;
☐	Acquisition of businesses;
☐	Regulatory environment;
☐	The threat of terrorism and related political instability and economic uncertainty, and
☐	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND UBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Cash	$368	$380
Accounts receivable - net	7,419	9,313
Inventories	21,597	22,882
Prepaid expenses and other current assets	2,226	1,497

Total current assets	31,610	34,072

Net property and equipment	10,139	10,109
Goodwill	4,431	4,726
Other intangible assets - net	6,512	8,259
Deferred income taxes - net	878	216
Right-of-use assets – operating leases	3,636	3,859
Other assets – net	360	502
Total assets	$57,566	$61,743

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,573	$5,648
Accounts payable	3,170	1,843
Accrued compensation and benefits	802	2,019
Accrued other liabilities	1,154	1,568
Current maturities of long-term debt (PPP loan)	1,312	-
Current leased liabilities – operating leases	843	879

Total current liabilities	9,854	11,957

Noncurrent leased liabilities – operating leases	2,821	3,070
Long-term debt, less current maturities (PPP loan)	1,618	-
Other liabilities	143	210

Total liabilities	14,436	15,237

Total shareholders' equity	43,130	46,506

Total liabilities and shareholders' equity	$57,566	$61,743

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2020	2019	2020	2019
Net revenue	$11,520	$14,798	$24,870	$29,120
Cost of sales	8,472	9,290	17,339	18,331
Gross profit	3,048	5,508	7,531	10,789
Selling, general and administrative expenses	4,620	5,460	10,310	10,722
Impairment of goodwill and other intangible assets	1,612	-	1,612	-
Operating (loss) income	(3,184)	48	(4,391)	67
Loss (gain) on sale of property and equipment	1	(7,824)	1	(7,817)
Other income	(31)	-	(31)	-
Interest expense	41	68	97	131
(Loss) income before income taxes	(3,195)	7,804	(4,458)	7,753
Income tax (benefit) expense	(814)	2,116	(1,319)	2,091
Net (loss) income	$(2,381)	$5,688	$(3,139)	$5,662

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS PER SHARE (UNAUDITED)
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Basic (loss) earnings per share	$(0.76)	$1.74	$(1.0)	$1.73
Diluted (loss )earnings per share	$(0.76)	$1.71	$(1.0)	$1.70

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(2,381)	$5,688	$(3,139)	$5,662
Add:
Depreciation and amortization	639	557	1,267	1,118
Interest expense	41	68	97	131
Income tax expense	(814)	2,116	(1,319)	2,091

EBITDA (1)	$(2,515)	$8,429	$(3,094)	$9,002

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In Thousands $)

	Six months
	ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(3,139)	$5,662

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:

Non-cash and other charges:
Depreciation and amortization	881	774
Amortization of other intangible assets	386	344
Rent expense from leased obligations	452	159
Amortization of debt issue costs	8	17
Amortization of consideration payable to a customer	135	135
Recovery of losses on accounts receivable	(7)	(61)
Stock-based compensation	29	62
Loss on sale of fixed assets	1	5
Gain on sale of property and equipment	—	(7,817)
Restricted stock-based compensation	25	26
Deferred income taxes	(656)	364
Gain on lease obligation settlement	(31)	—
Impairment of goodwill and other intangible assets	1,612	—
Changes in operating assets and liabilities:
Accounts receivable	1,882	48
Inventories	1,206	(1,255)
Prepaid expenses and other current assets	(732)	(214)
Other assets	—	(5)
Accounts payable	1,332	149
Accrued compensation and benefits	(1,215)	(1,040)
Accrued other liabilities and other current liabilities	(477)	1,832
Payments on lease liabilities	(482)	(167)
Other liabilities	6	(8)
Total adjustments	4,355	(6,652)
Net cash provided by (used in) operating activities	1,216	(990)

Cash Flows from Investing Activities:
Capital expenditures	$(915)	$(920)
Proceeds from disposal of property and equipment	1	8,760
Net cash (used in) provided by investing activities	(914)	7,840

Cash Flows from Financing Activities:
Dividend payments	(157)	(317)
Proceeds from exercise of stock options	3	—
Purchase of Class A common stock	—	(3,467)
Net payments relating to short-term borrowings	(3,074)	(1,915)
Repayments of long-term debt	—	(453)
Bank finance costs	—	(25)
Proceeds from PPP loan	2,929	—
Net cash used in financing activities	(299)	(6,177)

Effect of exchange rate changes on cash	(15)	—
Net (decrease) increase in cash	(12)	673
Cash at beginning of period	380	999
Cash at end of period	$368	$1,672
Interest	$97,000	$112,000
Cash paid for amounts included in the measurement of operating lease liabilities	$5,000	$21,000

Noncash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities	$140,000	$2,074,000
Operating lease liability related to ROU assets recognized upon adoption of ASC 842	$—	$418,000

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